Filed Pursuant to Rule 424(b)(7)

File No. 333-130926

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated January 9, 2006, as supplemented

by Prospectus Supplement No. 1, dated February 21, 2006, and

Prospectus Supplement No. 2, dated April 3, 2006)

DRS TECHNOLOGIES, INC.

COMMON STOCK

The following information supplements information contained in the prospectus dated January 9, 2006, as supplemented by the prospectus supplement dated February 21, 2006 (together, the “prospectus”), relating to the sale by selling stockholders, including their respective transferors, donees, pledgees or successors in interest, of our common stock issuable upon conversion of our 2.00% Convertible Senior Notes due 2026. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent that the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “DRS.”

_______________

See “Risk Factors” beginning on page S-4 of the prospectus supplement dated February 21, 2006 and page 14 of our Annual Report on Form 10-K for the year ended March 31, 2006, which we filed with the Securities and Exchange Commission on June 12, 2006, as well as any section entitled “Risk Factors” that may be included in certain documents incorporated by reference into the prospectus, to read about risks that you should consider before buying shares of our common stock.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus supplement is July 7, 2006

SELLING STOCKHOLDERS

The following table supplements the table of selling stockholders and related footnotes appearing under the heading “Selling Stockholders” beginning on page S-12 of the prospectus supplement dated February 21, 2006 by adding or supplementing the information below with respect to selling stockholders. When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of such selling stockholders’ interest. The shares of our common stock offered by this prospectus supplement are issuable upon conversion of our Convertible Senior Notes due 2026 previously issued in a private placement transaction pursuant to Rule 144A under the Securities Act.

Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates. We prepared this table based on information supplied to us by the selling stockholders named in the table.

A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus supplement. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.

Afafkl’lll’ Adflkalf ADfad Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares that may be Sold by this Prospectus Supplement(1)	Percentage of Shares Beneficially Owned After Offering(2)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer(3)	101	101	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer(3)	101	101	*
Abbott Laboratories Annuity Retirement Plan(4)	4,020	4,020	*
AHFP Context(5)	2,931	2,931	*
Alcon Laboratories(3)	8,626	8,626	*
Allstate Insurance Company(6)	69,764	46,064	*
Argent Classic Convertible Arbitrage Fund II, L.P.(7)	2,178	2,178	*
Argent Classic Convertible Aribitrage Fund Ltd.(7)	70,687	70,687	*
Argent LowLev Convertible Arbitrage Fund II, LLC(7)	1,340	1,340	*
Argent LowLev Convertible Arbitrage Fund LLC(7)	9,883	9,883	*
Argent LowLev Convertible Arbitrage Fund, Ltd.(7).	57,119	57,119	*
Argentum Multistrategy Fund Ltd-Classic(7)	168	168	*
Aristeia International Limited(8)	523,282	523,282	1.29%
Aristeia Partners LP(9)	71,357	71,357	*
Arlington County Employees Retirement System(3)	16,231	16,231	*
Basso Fund Ltd.(10)	2,513	2,513	*
Basso Holdings Ltd.(10)	32,663	32,663	*
Basso Multi-Strategy Holding Fund Ltd.(10)	6,700	6,700	*
British Virgin Islands Social Security Board(3)	2,931	2,931	*
Chrysler Corporation Master Retirement Trust(11)	90,452	90,452	*
CIBC World Markets Inc.	167,504	167,504	*
City and County of San Francisco Retirement System(3)	24,891	24,891	*
City University of New York(3)	2,513	2,513	*
Class C Trading Company, Ltd.(7)	19,598	19,598	*
Columbia Convertible Securities Fund	74,925	74,925	*
Context Advantage Fund, L.P.(5)	16,332	16,332	*
Context Offshore Advantage Fund, Ltd.(5)	55,276	55,276	*
Convertible Securities Fund	452	452	*
Delaware Public Employees Retirement Systems(11)	36,767	36,767	*
Delta Air Lines Master Trust-CV(11)	19,598	19,598	*
Delta Pilots Disability & Survivorship Trust-CV(11)	10,720	10,720	*
Ellington Overseas Partners, LTD(12)	184,254	184,254	*
Finch Tactical Plus Class B(5)	4,606	4,606	*
F.M. Kirby Foundation, Inc.(11)	16,164	16,164	*
Grady Hospital Foundation(3)	2,412	2,412	*
HFR CA Global Select Master Trust Account(7)	11,893	11,893	*
Independence Blue Cross(3)	11,608	11,608	*

Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series(5)	4,606	4,606	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(11)	8,794	8,794	*
International Truck & Engine Corporation Retiree Health Benefit Trust(11)	5,193	5,193	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(11)	4,774	4,774	*
Marsh & McLennan Companies, Inc. U.S. Retirement Plan – High Yield(13)	4,523	4,523	*
McMahan Securities Co., L.P.(14)	35,595	35,595	*
Microsoft Capital Group, L.P.(11)	16,248	16,248	*
Mohican VCA Master Fund, Ltd.(15)	33,501	33,501	*
New Orleans Firefighters Pension/Relief Fund(3)	1,474	1,474	*
Occidental Petroleum Corporation(3)	5,528	5,528	*
OCM Convertible Trust(11)	36,516	36,516	*
OCM Global Convertible Securities Fund(11)	10,720	10,720	*
Partner Reinsurance Company Ltd.(11)	18,593	18,593	*
Policemen and Firemen Retirement System of the City of Detroit(3)	8,442	8,442	*
Pro-Mutual(3)	15,879	15,879	*
Putnam Convertible Income-Growth Trust(16)	55,276	55,276	*
Putnam Diversified Income Trust (Cayman) Master Fund(4)	4,188	4,188	*
Putnam High Income Securities Fund (formerly Putnam High Income Bond Fund)(16)	4,020	4,020	*
Putnam High Yield Advantage Fund(16)	42,211	42,211	*
Putnam High Yield Fixed Income Fund, LLC(4)	318	318	*
Putnam High Yield Trust(16)	112,730	112,730	*
Putnam Managed High Yield Trust(16)	3,183	3,183	*
Putnam Variable Trust – Putnam VT High Yield Fund(16)	28,811	28,811	*
Qwest Occupational Health Trust(11)	8,543	8,543	*
Qwest Pension Trust(11)	21,441	21,441	*
Sandelman Partners Multi-Strategy Master Fund, Ltd.	167,504	167,504	*
Silver Convertible Arbitrage Fund, LDC(7)	3,518	3,518	*
The Grable Foundation(3)	1,223	1,223	*
The St. Paul Travelers Companies, Inc.- Commercial Lines(11)	31,658	31,658	*
Trustmark Insurance(3)	5,343	5,343	*
Universal Investment Gesellschaft MBH, REF Aventis	75,377	75,377	*
UnumProvident Corporation(11)	11,055	11,055	*
Vanguard Convertible Securities Fund, Inc.(11)	145,477	145,477	*
Virginia Retirement System(11)	71,775	71,775	*
Wachovia Capital Markets LLC(17)	50,251	50,251	*
Xavex Convertible Arbitrage 2 Fund(7)	1,843	1,843	*
Xavex Convertible Arbitrage 10 Fund(7)	6,198	6,198	*

______________________

* Less than 1%.

(1)

Assumes conversion of all of the holder’s notes at an initial conversion rate of 16.7504 shares of common stock per $1,000 principal amount. This initial conversion rate is subject to adjustment in certain circumstances and thus the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent that the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (Exchange Act), using 40,164,597 shares of common stock outstanding as of June 23, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)

Paul Latronica has voting and investment control over the securities beneficially owned by 1976 Distribution Trust FBO A.R. Lauder/Zinterhofer, 2000 Revocable Trust FBO A.R. Lauder/Zinterhofer, Alcon Laboratories, Arlington County Employees Retirement System, British Virgin Islands Social Security Board, City and County of San Francisco Retirement System, Grady Hospital Foundation, Independence Blue Cross, New Orleans Firefighters Pension/Relief Fund, Policeman and Firemen Retirement System of the City of Detroit, Occidental Petroleum Corporation, Pro-Mutual, The Grable Foundation and Trustmark Insurance.

(4)

Abbott Laboratories Annuity Retirement Plan, Putnam Diversified Income Trust (Cayman) Master Fund and Putnam High Yield Fixed Income Fund, LLC are managed by Putnam Advisory Company, LLC, which, through a series of holding companies, is owned by Marsh & McLennan Companies, Inc., a publicly owned corporation.

(5)

Michael Rosen and William Fertig hold voting and investment power with respect to the securities held by the following selling stockholders: AHFP Context, Context Advantage Fund, L.P., Context Offshore Advantage Fund, Ltd., Finch Tactical Plus Class B, Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series.

(6)	Including affiliated and related entities.

(7)

Nathanial Brown and Robert Richardson have the voting and dispositive power with respect to the following selling stockholders: Argent Classic Convertible Arbitrage Fund II, L.P., Argent Classic Convertible Arbitrage Fund Ltd., Argent LowLev Convertible Arbitrage Fund II, LLC, Argent LowLev Convertible Arbitrage Fund LLC, Argent LowLev Convertible Arbitrage Fund, Ltd., Argentum Multistrategy Fund Ltd-Classic, Class C Trading Company, Ltd., HFR CA Global Select Master Trust Account, Silver Convertible Arbitrage Fund, LDC, Xavex Convertible Arbitrage 2 Fund and Xavex Convertible Arbitrage 10 Fund.

(8)

Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.

(9)

Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.

(10)

Basso Capital Management, L.P. is the investment manager of the following selling stockholders: Basso Fund Ltd., Basso Holdings Ltd. and Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a managing member of the general partner of the investment manager and has ultimate responsibility for trading for these selling stockholders. Mr. Fischer disclaims ultimate beneficial ownership of the shares of common stock.

(11)

Oaktree Capital Management LLC (“Oaktree”) is the investment manager of the following selling stockholders: Chrysler Corporation Master Retirement Trust, Delaware Public Employees Retirement System, Delta Air Lines Master Trust – CV, Delta Pilots Disability & Survivorship Trust – CV, F.M. Kirby Foundation, Inc., International Truck & Engine Corporation Non-Contributory Retirement Plan Trust, International Truck & Engine Corporation Retiree Health Benefit Trust, International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust, Microsoft Capital Group, L.P., OCM Convertible Trust, OCM Global Convertible Securities Fund, Partner Reinsurance Company Ltd., Qwest Occupational Health Trust, Qwest Pension Trust, The St. Paul Travelers Companies, Inc. – Commercial Lines, UnumProvident Corporation, Vanguard Convertible Securities Fund, Inc. and Virginia Retirement System. Oaktree does not own any equity interest in the selling stockholders but has voting and dispositive power over the aggregate principal amount of notes and shares of common stock into which such notes are convertible. Lawrence W. Keele is a principal of Oaktree and is the portfolio manager for the selling stockholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and common stock into which such notes are convertible, except for their pecuniary interest therein. Oaktree is the majority owner of OCM Investments, LLC, a registered broker-dealer.

(12)

Ellington Management Group, LLC is the investment advisor of Ellington Overseas Partners, LTD. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling stockholder.

(13)

Marsh & McLennan Companies, Inc. U.S. Retirement Plan – High Yield is managed by Putnam Fiduciary Trust Company, which, through a series of holding companies, is owned by Marsh & McLennan Companies, Inc., a publicly owned corporation.

(14)

The Executive Committee of McMahan Securities Co., L..P., which is composed of Jay Glassman, Ronald Fertig, Joseph Dwyer, D. Bruce McMahon, Scott Dillinger and Norman Ziegler, Eric and Danial Hage, has voting and investment power with respect to the securities held by McMahan Securities Co., L..P.

(15)	Eric and Danial Hage have voting power with respect to the securities held by Mohican VCA Master Fund, Ltd.

(16)

Putnam Convertible Income-Growth Trust, Putnam High Income Securities Fund (formerly Putnam High Income Bond Fund), Putnam High Yield Advantage Fund, Putnam High Yield Trust, Putnam Managed High Yield Trust and Putnam Variable Trust – Putnam VT High Yield Fund are managed by Putnam Investment Management, LLC, which, through a series of holding companies, is owned by Marsh & McLennan Companies, Inc., a publicly owned corporation. Putnam Investment Management, LLC, through holding companies, is owned by Putnam, LLC. Putnam, LLC also owns Putnam Retail Management, LP, a registered broker-dealer.

(17)	Wachovia Capital Markets LLC is a wholly-owned subsidiary of Wachovia Corporation, which is a publicly held entity.